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EXHIBIT 10.25

The terms of the offer for Jeffrey J. Andrews are as follows:

1. Your salary for the position of Chief Financial officer as of September 23, 2008 will be $180,000.00 Your salary will increase to $225,000.00 starting September 23, 2009 based on achieving a major milestone of GRC receiving our first order of (6) machines or a minimum order value of $24,000,000.


2. Any increases after September 2010 (years 3 to 5) will occur based on an evaluation of your performance and accomplishments by the CEO and approval by the board.

3. You will receive 1,000,000 stock options for the term of your 5 year contract. All 1,000,000 stock options will be issued up front with 200,000 to be vested immediately and 800,000 at the start of each additional year of your contract. The entire 1,000,000 stocks will be issued at a value based on the stock price at the time of board approval of this contract. The stock options will have a maturity date of 10 years from the date they are vested.

4. You will receive milestone bonuses equaling not less than .75% but not greater than 1% of the estimated profit after estimated project costs are removed on all orders after we have achieved a major milestone of GRC receiving our first order for (6) machines or a minimum order value of $24,000,000. The milestone bonus will be paid in the same timing as the payments are made to GRC by our customers (per benchmark payment schedule). The milestone bonus will be paid in a combination of stock & cash subject to the management team's discretion.

5. You will be provided with medical, dental, group life & long term disability insurance. Your life insurance will be term life insurance and have a value of $1,500,000 including $1,500,000 for your spouse. You car allowance will be $500. per month. The Company will pay your AICPA and PICPA membership dues as well as the continuing education courses.

6. You will be eligible for 3 weeks paid vacation starting September 23, 2008.

7. This position will require travel. Travel and entertainment expenses will be reimbursed in accordance with the GBRC policy.


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8.       This agreement will remain in force for a period of five years from the date this agreement is signed. If either party wishes to terminate this agreement, it must be submitted in writing to the other party 30 days prior to termination. If Jeffrey J. Andrews decides to resign from GBRC anytime prior the 5 year period, he will only receive the stock options that have been vested to that point in time. He will also only be paid for salary and milestone bonuses earned to that point along with any outstanding travel or entertainment expenses. If GBRC decides to relocate to a location that you determine you cannot move to, sells or trades the company, re-organizes or restructures the company and eliminates your position, ceases to exist as GRC for any reason, or decides to terminate this agreement prior to the 5 year period, GBRC will agree to the following:

         o Continue salary and all other benefits for up to one calendar year or until Jeffrey J. Andrews accepts a position with another company, whichever event takes place first.

         o The entire balance of the 1,000,000 stock options that have not been vested to that point will be accelerated immediately.

         o All milestone bonuses earned to that point will be paid in full immediately.


         Thirty days prior to the end of the 5 year period, both parties will negotiate another 5 year agreement if both parties are in favor of continuing the relationship.


Signatures:


/s/  Jeff Kimberly                   9/23/08
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Jeff Kimberly                        Date
Global Resource Corporation
President



/s/ Jeffery J. Andrews               9/23/08
----------------------               -------
Jeffrey J. Andrews                   Date